As filed with the Securities and Exchange Commission on November 29, 2016

Registration No. 333-209842

333-202786

333-197999

333-190892

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

CVENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	54-1954458
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1765 Greensboro Station Place, 7th Floor

Tysons Corner, VA 22102

(703) 226-3500

(Address of Principal Executive Offices)(Zip Code)

2013 Equity Incentive Plan

Stock Incentive Plan

(Full titles of the plans)

Rajeev K. Aggarwal

Chief Executive Officer

Cvent, Inc.

1765 Greensboro Station Place, 7th Floor

Tysons Corner, VA 22102

(703) 226-3500

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Mark R. Fitzgerald, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 1700 K Street, N.W., Fifth Floor Washington, D.C. 20006 (202) 973-8800	Lawrence J. Samuelson, Esq. Senior Vice President, General Counsel & Corporate Secretary Cvent, Inc. 1765 Greensboro Station Place, 7th Floor Tysons Corner, VA 22102 (703) 226-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements of Cvent, Inc. (the “Company”), each pertaining to the registration of the shares of common stock of the Company, par value $0.001 per share (“Common Stock”), offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 with the Securities and Exchange Commission (the “SEC”) and as amended from time to time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock (#)
333-209842	March 1, 2016	2013 Equity Incentive Plan	2,100,151
333-202786	March 16, 2015	2013 Equity Incentive Plan	2,067,676
333-197999	August 8, 2014	2013 Equity Incentive Plan	2,010,384
333-190892	August 29, 2013	Stock Incentive Plan	3,335,994
		2013 Equity Incentive Plan	4,945,478

On April 17, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Papay Holdco, LLC (“Parent”), and Papay Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on November 29, 2016, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated, as of the date hereof, all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements and, in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Company that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration any and all such securities registered but unsold under the Registration Statements as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on this 29th day of November 2016.

CVENT, INC.

By:	/s/ Lawrence J. Samuelson
Name:	Lawrence J. Samuelson
Title:	Senior Vice President, General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.